Exhibit 99.1

Press Release

O2Diesel Secures up to $5 Million of Additional Funding

NEWARK, DE, Jan. 24, 2005 (MARKET WIRE via COMTEX) — O2Diesel Corporation (AMEX: OTD) announced today that it had entered into a subscription agreement with a non-US based investment firm to sell 2,857,143 shares of its common stock at a purchase price of $0.70 per share in a private placement, for total proceeds of $2,000,000, less commissions. As part of the sale, the Company will also issue warrants to purchase 1,428,571 shares of common stock at an exercise price of $0.70 per share if exercised within twelve months of issuance and $1.05 if exercised thereafter. The warrants expire two years after the date of issuance. The purchaser’s obligation to purchase the shares is subject to the company satisfying certain conditions. The company anticipates that this financing will close within 60 days.

As part of the transaction, the company has agreed to sell up to an additional $3 million worth of its common stock to this investor at a 10% discount to the market price of the shares at the time of purchase by the investor. Warrant coverage of 50% will be included as part of this sale. The exercise price of the warrants will be 100% of the purchase price if exercised within 12 months of issue and 150% of the purchase price thereafter. The warrants expire two years after issuance. The purchaser’s right to purchase the additional shares expires six months after the date of closing of the initial private placement.

The securities offered by O2Diesel Corporation have not been and will not when issued be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX: OTD) is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. “O2Diesel” is a trademark of O2Diesel Corp.

COMPANY CONTACT:

Alan Rae
President & CEO
O2Diesel Corporation
302-266-6000
ir@o2diesel.com

SOURCE: O2Diesel Corporation